EXHIBIT 99.1

First Niagara Reports Third Quarter 2014 Results

Conference Call Rescheduled to 8 a.m. Eastern Time

Third Quarter Highlights:

  GAAP net loss available to common shareholders per share of $1.90.
  Operating earnings of $63.3 million or $0.18 per diluted share before the impact of two items:
    Non-cash pre-tax goodwill impairment charge of $800 million
    Non-cash goodwill impairment is an accounting loss and does not impact future profitability
    $45 million reserves to address a process issue related to certain customer deposit accounts
  Average loans increased 9% annualized QOQ, driven by both commercial and consumer loan categories
    Average commercial business (C&I) loans increased 9% QOQ
    Average consumer loans increased 13% QOQ led by indirect auto and home equity balances
  Transactional deposit balances increased 7% QOQ driven by higher customer balances
    Noninterest-bearing deposits increased 14% QOQ driven by commercial deposits
    Transactional deposit balances averaged 37% of deposits, up from 35% a year-ago
  Strong credit quality maintained
    NCOs decreased three basis points QOQ to 0.27% of average originated loans

BUFFALO, N.Y., Oct. 24, 2014 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) today reported a third quarter net loss available to common shareholders of $665 million, equal to $1.90 per share. Results included a non-cash goodwill impairment charge of $800 million, as well as a pretax $45 million reserve to address a process issue related to certain customer deposit accounts. Excluding these charges, operating net income available to common shareholders was $63.3 million, or $0.18 per diluted share, compared to net income available to common shareholders of $71.6 million, or $0.20 per diluted share in the third quarter of 2013.

"In the third quarter, despite the continued uncertainty in the macro-economic environment, we delivered very strong 9% average loan growth and remain on target as we continue to make good progress with the execution of our strategic investment plan," said Gary M. Crosby, President and Chief Executive Officer. "However, I am disappointed that two items that impacted our reported results distracted from such solid business fundamentals in the third quarter. In the third quarter, we recorded a non-cash goodwill impairment charge that drove the net loss in the quarter. It is important for customers and our shareholders to note that this is a non-cash accounting charge and has no impact on our daily operations, our ability to continue to serve customers, or our future profitability, and does not negatively impact key regulatory and tangible equity ratios. Based on current market-driven assumptions, we concluded that the goodwill was impaired and recognized an $800 million charge."

Mr. Crosby continued, "Additionally, we recently identified a process issue related to certain customer deposit accounts. First Niagara is conducting an internal review to determine the potential impact on our customers. Customers should be confident that their account balance information accurately reflects the funds on deposit with us.  Based on the results of the review, we will develop a comprehensive corrective action plan, including customer remediation where appropriate. In accordance with applicable accounting guidance, we established a reserve of $45 million in the third quarter for this matter."

"In the third quarter of 2014, our already strong credit quality improved further with the net charge-off ratio declining to 27 basis points, down 3 basis points from the low levels in the prior quarter," said Gregory W. Norwood, Chief Financial Officer. "Higher-than-normal expenses, which are not expected to continue, included a valuation write-down of a real estate property, costs incurred to protect our customers following the Home Depot data security breach, and higher state franchise taxes and totaled approximately $7 million. These higher than expected expenses were offset by a lower than expected tax rate in the third quarter."

Third Quarter Results

In the third quarter of 2014, First Niagara reported GAAP net loss available to common shareholders of $665 million, equal to $1.90 per share. Results for the quarter included a non-cash pre-tax charge of $800 million to record the non-cash impairment of goodwill, a $45 million pre-tax reserve to address a process issue related to certain customer deposit accounts, and $2 million in pre-tax restructuring expenses incurred primarily in connection with a previously announced branch staffing realignment.

Excluding these charges, operating net income available to common shareholders was $63.3 million, or $0.18 per diluted share. In the second quarter of 2014, First Niagara reported net income available to common shareholders of $66.2 million, or $0.19 per diluted share. For the third quarter of 2013, net income available to common shareholders was $71.6 million, or $0.20 per diluted share. There were no restructuring expenses in the prior comparable periods.

Balance sheet growth remained strong as average loans increased 9% annualized compared to the prior quarter. Average commercial business and real estate loans increased 6% annualized over the prior quarter, while average consumer loans increased 13% annualized driven by continued increases in indirect auto and home equity balances. Average transactional deposit balances, which include interest-bearing and noninterest-bearing checking accounts, increased 7% over the prior year quarter and currently represent 37% of the company's deposit balances, up from 35% a year ago.

Operating revenues of $349 million decreased 1% from the prior quarter. Net interest income increased $1 million in the third quarter compared to the prior quarter as the benefits of a 4% annualized increase in average earning assets, the impact of an additional day in the quarter, and income accretion from prepayments of certain collateralized loan obligations (CLOs) were partially offset by a decrease in net interest margin. Net interest margin was 3.21%, as compared to 3.26% in the prior quarter. Noninterest income decreased $5 million or 7% from the prior quarter.

The provision for loan losses on originated loans totaled $20 million in the third quarter of 2014, and reflected $7 million of additions to the loan loss reserve to support organic loan growth and $13 million to cover net charge-offs during the quarter. Net charge-offs equaled 0.27% of average originated loans, a decrease of three basis points from 0.30% in the second quarter. At September 30, 2014, nonperforming originated loans comprised 0.91% of originated loans, compared to 0.86% at the end of the prior quarter.

In the third quarter, operating expenses excluding the non-cash goodwill impairment charge, the reserve to address a process issue related to certain customer deposit accounts, and other restructuring expenses were $249 million, an increase of $5 million from the prior quarter. The increase was driven by $7 million of elevated charges related to the valuation write-down of a real estate property, state franchise taxes, and expenses incurred to protect First Niagara customers in response to the widely publicized Home Depot data security breach that impacted debit and credit card holders and banks across North America. These increases were partially offset by lower compensation expense as well as lower leasehold depreciation costs from elevated second quarter levels.

Operating Results (Non-GAAP)	Q3 2014	Q2 2014	Q3 2013
Net interest income	$ 273.3	$ 271.8	$ 277.5
Provision for credit losses	21.2	22.8	27.6
Noninterest income	75.4	80.9	91.4
Noninterest expense	249.5	244.1	231.2
Operating net income	70.9	73.8	79.1
Preferred stock dividend	7.5	7.5	7.5
Operating net income available to common shareholders	$ 63.3	$ 66.2	71.6
Weighted average diluted shares outstanding	351.9	351.5	350.9
Operating earnings per diluted share	$ 0.18	$ 0.19	$ 0.20

Reported Results (GAAP)
Operating net income before non-operating items	$ 70.9	$ 73.8	$ 79.1
Non-operating expenses (a)	728.1	--	--
Net Income / (loss)	(657.2)	73.8	79.1
Preferred stock dividend	7.5	7.5	7.5
Net income / (loss) available to common shareholders	$ (664.8)	$ 66.2	$ 71.6
Weighted average diluted shares outstanding	350.4	351.5	350.9
Earnings per diluted share	$ (1.90)	$ 0.19	$ 0.20

All amounts in millions except earnings per diluted share.
(a) $800 million non-cash goodwill impairment charge, reserves related to a process issue, and restructuring charges primarily related to branch realignment, net of taxes.

Loans

Average total loans increased 9% annualized from the prior quarter, driven by continued growth in the company's commercial lending, indirect auto and home equity portfolios.

Average commercial loans, which include commercial business (C&I) and commercial real estate (CRE) loans, increased to $13.7 billion, or a 6% annualized increase from the prior quarter. C&I loans averaged $5.7 billion, or a 9% annualized increase over the prior quarter. Average CRE loans increased 4% annualized to $8.0 billion. Compared to the second quarter of 2014, the company's New York and Tri-State markets contributed 80% of the increase in average commercial loans.

Average indirect auto loan balances increased $228 million to $2.0 billion. During the third quarter, indirect auto originations totaled $376 million at an average customer FICO score of 768 and yielded 2.84%, net of dealer reserve. Average residential real estate loans declined by $10 million, or 1% annualized. Home equity balances increased 8% annualized from the prior quarter reflecting higher customer draws and the benefits of promotional and cross-sell campaigns.

Deposits

The company's focus remains on efforts to grow its core deposit customer base, re-position its account mix and introduce new products and services that further enhance its value proposition to customers. Recent investments in mobile banking and remote deposit capture have further enhanced customers' ability to transact in the delivery channel of their choice while at the same time lowering the company's cost to acquire and serve such customers. Current and anticipated investments as part of the company's strategic investment plan in new digital features and improved functionalities such as online account opening will further enhance customers' ability to do business with First Niagara across all of the bank's delivery channels.

Average transactional deposit balances, which include interest-bearing and noninterest bearing checking accounts, increased an annualized 7% over the prior quarter and currently represent 37% of the company's deposit balances, up from 35% a year ago. The average cost of interest-bearing deposits of 0.24% was unchanged from the prior quarter.

Average noninterest-bearing checking deposit balances increased 14% annualized compared to the prior quarter, driven by seasonal increases in commercial deposits. Interest-bearing checking balances averaged $4.8 billion and were essentially flat to the prior quarter.

Money market deposit balances decreased 4% reflecting normal seasonal trends in municipal deposit balances. Time deposits averaged $4.0 billion and were unchanged from the prior quarter.

Net Interest Income

Third quarter 2014 net interest income increased $1 million from the prior quarter to $273 million. The benefits of a 4% annualized increase in average earning assets, an additional day in the quarter and income accretion from CLO prepayments were partially offset by a 5-basis point decline in the net interest margin. Growth in average earning assets reflected continued strong loan growth, particularly commercial, indirect auto and home equity categories. Average investment securities decreased modestly from the prior quarter.

The 5-basis point decrease in net interest margin in the third quarter of 2014 reflected continued compression of commercial and consumer loan yields in the current low interest rate environment and to a lesser extent, the impact of one additional day in the quarter. Average commercial and consumer loan yields declined 9 and 7 basis points, respectively, from the prior quarter.

Credit Quality

At September 30, 2014, the allowance for loan losses was $231 million, compared to $224 million at June 30, 2014. Nonperforming assets to total assets were 0.57%, compared to 0.55% at the end of the prior quarter.

Information for both the originated and acquired portfolios follows.

	Q3 2014			Q2 2014
$ in millions	Originated	Acquired	Total	Originated	Acquired	Total
Provision for loan losses*	$ 19.6	$ 1.2	$ 20.8	$ 22.1	$ 0.3	$ 22.4
Net charge-offs	12.5	0.5	13.0	13.2	0.7	13.9
NCOs/ Avg Loans	0.27%	0.05%	0.23%	0.30%	0.06%	0.25%
Total loans**	$ 18,842	$ 4,028	$ 22,770	$ 18,196	$ 4,255	$ 22,346

(*) Excludes provision for unfunded commitments of $0.4 million each in 3Q14 and 2Q14
(**) Acquired loans before associated credit discount; see accompanying tables for further information

Originated loans

The provision for loan losses on originated loans totaled $20 million, compared to $22 million in the prior quarter. This provision included $7 million of additions to the loan loss reserve to support organic loan growth during the quarter compared to $9 million in the prior quarter. Net charge-offs equaled $13 million or 27 basis points of average originated loans in the third quarter of 2014, compared to $13 million or 30 basis points in the prior quarter.

At September 30, 2014, nonperforming originated loans comprised 0.91% of originated loans, compared to 0.86% at June 30, 2014 driven primarily by increases in consumer nonperforming loans. The increase in consumer nonperforming loans primarily related to the continuing impact of last year's regulatory guidance related to consumer bankruptcies as well as normal seasoning of the indirect auto loan portfolio.

At September 30, 2014, the allowance for loan losses on originated loans totaled $227 million or 1.20% of such loans, compared to $220 million or 1.21% of such loans at June 30, 2014.

Acquired loans

The provision for losses on acquired loans totaled $1 million, compared to $0.3 million in the prior quarter. Net charge-offs on those portfolios totaled $0.5 million during the quarter, compared to $0.7 million in the prior period. At September 30, 2014, the allowance for loan losses on acquired loans totaled $5 million, compared to $4 million at June 30, 2014. Acquired nonperforming loans totaled $29 million, compared to $32 million at the end of the prior quarter. At September 30, 2014, remaining credit marks available to absorb losses on a pool-by-pool basis totaled $100 million.

Fee Income

Third quarter 2014 noninterest income of $75 million decreased 7% or $5 million compared to the prior quarter driven by reductions across most fee income categories and partially offset by increases in insurance commissions and capital markets income.

Insurance commissions increased $1 million or 6% reflecting income recognized on higher renewal activity during the quarter. Higher syndication fee income drove the $1 million increase in capital markets income in the third quarter.

Deposit service charges decreased $3 million or 14% from the prior quarter. Mortgage banking revenues declined $1 million from the second quarter of 2014, driven by lower gain-on-sale revenues. Lending and leasing fees declined $1 million in the third quarter due in part to lower gain on SBA loan sales. Wealth management services income declined $1 million from the prior quarter as lower interest rates and increased supply of attractively priced longer-tenure certificate of deposit products resulted in lower demand and margins on annuity products. Other fee income decreased $2 million from the prior quarter and was driven by lower investment income.

Noninterest Expense

Including the $800 million non-cash goodwill impairment charge, third quarter noninterest expenses were $1.1 billion. Third quarter expenses also included a $45 million reserve to address a process issue related to certain customer deposit accounts, and $2 million in restructuring and severance expenses incurred primarily in connection with a previously announced branch staffing realignment. Excluding these items, adjusted operating expenses of $249 million increased $5 million or 2% sequentially.

This sequential increase included approximately $7 million of elevated other expenses, including:

  $3 million in valuation write-down on a single other real estate owned (OREO) property,
  $2 million related to higher state franchise taxes, and
  $2 million in losses and expenses incurred in protecting First Niagara customers in response to the widely publicized Home Depot data security breach that impacted debit and credit card holders across North America

Salaries and benefits expenses declined $1 million from the prior quarter in large part due to lower payroll taxes and incentive compensation expense. Occupancy and equipment expense decreased $1 million and was driven by a moderation in depreciation costs following an accelerated write-off of certain leasehold improvements recognized in the prior quarter.

In the third quarter of 2014, the operating efficiency ratio was 71.6% compared to 69.2% in the prior quarter.

Capital

At September 30, 2014, the company's estimated consolidated Total Risk Based capital and Tier 1 Common Risk Based capital ratios were 11.5% and 7.9% respectively, and were unchanged from June 30, 2014. The company remains well above current regulatory guidelines for well-capitalized institutions.

Effective Tax Rate

The provision for income taxes in the third quarter of 2014 was a benefit of $112 million, resulting in an effective tax rate benefit of 15%.  The effective tax rate was 14% in the prior quarter, resulting in income tax expense of $12 million.  The third quarter's effective tax rate benefit reflects the impact of the goodwill impairment charge, of which only a portion was tax deductible.  On an operating basis, the effective tax rate for the third quarter of 2014 was 9%, reflecting the benefit of previously disclosed tax strategies and other items.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with 411 branches, $38 billion in assets, $28 billion in deposits, and approximately 5,800 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

Investor Call

A conference call will be held at 8:00 a.m. Eastern Time on Friday, October 24, 2014 to discuss the company's financial results. Those wishing to participate in the call may dial toll-free 1-800-857-5166 with the passcode: FNFG. Presentation slides will be used during the earnings conference call and are available under the investor relations tab of our website at www.firstniagara.com. A replay of the call will be available until December 1, 2014 by dialing 1-800-925-4513, passcode: 1024.

Non-GAAP Measures - This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). The company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the company's results and to assess performance in relation to the company's ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) execution risk associated with the announced investment plan; (7) regulatory approval to continue payment of common and preferred dividends.

First Niagara Financial Group, Inc.
Income Statement Highlights - Reported Basis
(in thousands, except per share amounts)

	2014			2013			Nine months ended
	Third	Second	First	Fourth	Third	Second	September 30,	September 30,
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	2014	2013
Interest income:
Loans and leases	$ 212,452	$ 210,218	$ 209,644	$ 213,778	$ 214,746	$ 209,970	$ 632,314	$ 631,356
Investment securities and other	91,668	91,566	90,421	96,020	91,996	88,110	273,655	269,067
Total interest income	304,120	301,784	300,065	309,798	306,742	298,080	905,969	900,423

Interest expense:
Deposits	13,590	13,183	12,236	12,941	12,931	12,967	39,009	40,175
Borrowings	17,251	16,789	17,082	16,579	16,271	15,670	51,122	47,135
Total interest expense	30,841	29,972	29,318	29,520	29,202	28,637	90,131	87,310

Net interest income	273,279	271,812	270,747	280,278	277,540	269,443	815,838	813,113
Provision for credit losses	21,200	22,800	24,800	32,000	27,600	25,200	68,800	73,000
Net interest income after provision	252,079	249,012	245,947	248,278	249,940	244,243	747,038	740,113

Noninterest income:
Deposit service charges	20,373	23,733	23,356	25,726	27,115	26,482	67,462	78,397
Insurance commissions	18,352	17,343	15,691	15,431	17,854	17,692	51,386	51,901
Merchant and card fees	12,991	12,834	11,504	12,567	12,464	12,380	37,329	36,142
Wealth management services	15,367	15,949	15,587	15,441	15,189	14,945	46,903	42,979
Mortgage banking	4,358	5,241	3,396	2,754	2,268	6,882	12,995	15,574
Capital markets income	3,509	2,917	3,623	6,310	5,058	5,002	10,049	16,091
Lending and leasing	3,914	4,680	4,732	4,140	4,886	4,534	13,326	13,326
Bank owned life insurance	3,080	3,145	5,405	6,027	3,725	3,321	11,630	10,513
Other income	(6,552)	(4,985)	(6,570)	916	2,863	4,308	(18,107)	11,357
Total noninterest income	75,392	80,857	76,724	89,312	91,422	95,546	232,973	276,280

Noninterest expense:
Salaries and employee benefits	116,245	117,728	117,940	113,754	115,034	116,305	351,913	347,129
Occupancy and equipment	27,450	28,553	27,876	27,420	26,582	28,506	83,879	83,133
Technology and communications	31,465	31,140	30,345	29,483	28,999	29,603	92,950	85,715
Marketing and advertising	7,746	8,439	7,364	4,879	5,822	5,450	23,549	15,618
Professional services	13,988	13,029	11,923	9,314	9,820	9,782	38,940	29,205
Amortization of intangibles	6,521	6,790	7,509	7,562	7,702	10,850	20,820	32,671
Federal deposit insurance premiums	9,579	9,756	8,855	7,431	9,351	9,348	28,190	27,600
Restructuring charges	2,364	--	10,356	--	--	--	12,720	--
Goodwill impairment	800,000	--	--	--	--	--	800,000	--
Deposit account remediation	45,000	--	--	--	--	--	45,000	--
Other expense	36,467	28,680	26,568	27,305	27,883	25,326	91,715	82,958
Total noninterest expense	1,096,825	244,115	248,736	227,148	231,193	235,170	1,589,676	704,029

Income (loss) before income tax	(769,354)	85,754	73,935	110,442	110,169	104,619	(609,665)	312,364
Income tax expense (benefit)	(112,120)	11,969	14,491	32,752	31,026	33,485	(85,660)	94,802
Net income (loss)	(657,234)	73,785	59,444	77,690	79,143	71,134	(524,005)	217,562
Preferred stock dividend	7,547	7,547	7,547	7,547	7,547	7,547	22,641	22,641
Net income (loss) available to common stockholders	$ (664,781)	$ 66,238	$ 51,897	$ 70,143	$ 71,596	$ 63,587	$ (546,646)	$ 194,921

Financial Ratios:
Earnings (loss) per basic share	$ (1.90)	$ 0.19	$ 0.15	$ 0.20	$ 0.20	$ 0.18	$ (1.56)	$ 0.55
Earnings (loss) per diluted share	(1.90)	0.19	0.15	0.20	0.20	0.18	(1.56)	0.55
Weighted average shares outstanding - basic(1)	350,381	350,229	349,906	349,718	349,653	349,542	350,174	349,492
Weighted average shares outstanding - diluted(1)	350,381	351,541	351,408	350,699	350,896	350,384	350,174	350,368
Net revenue(2)	$ 348,671	$ 352,669	$ 347,471	$ 369,590	$ 368,962	$ 364,989	$ 1,048,811	$ 1,089,393
Noninterest income as a percentage of net revenue(2)	21.62%	22.93%	22.08%	24.17%	24.78%	26.18%	22.21%	25.36%
Pre-tax, pre-provision income (loss)(3)	$ (748,154)	$ 108,554	$ 98,735	$ 142,442	$ 137,769	$ 129,819	$ (540,865)	$ 385,364
Pre-tax, pre-provision income per diluted share(3)	$ (2.14)	$ 0.31	$ 0.28	$ 0.41	$ 0.39	$ 0.37	$ (1.54)	$ 1.10
Pre-tax, pre-provision return on average assets(3)	(7.69)%	1.14%	1.06%	1.51%	1.47%	1.41%	(1.89)%	1.39%
Net interest margin(4)	3.21%	3.26%	3.33%	3.41%	3.40%	3.36%	3.27%	3.39%
Interest yield on average loans(4)	3.80%	3.89%	3.98%	4.04%	4.14%	4.19%	3.89%	4.19%
Rate paid on interest-bearing liabilities	0.44%	0.44%	0.44%	0.43%	0.43%	0.43%	0.44%	0.44%
Efficiency ratio	314.57%	69.22%	71.58%	61.46%	62.66%	64.43%	151.57%	64.63%
Expenses as a percentage of average loans and deposits	8.78%	1.97%	2.06%	1.89%	1.94%	1.98%	4.31%	1.98%
Effective tax rate (benefit)	(14.6)%	14.0%	19.6%	29.7%	28.2%	32.0%	(14.1)%	30.3%
Return on average assets(5)	(6.76)%	0.77%	0.64%	0.82%	0.85%	0.77%	(1.83)%	0.79%
Return on average equity(5)	(51.12)%	5.84%	4.79%	6.18%	6.37%	5.72%	(13.83)%	5.86%
Return on average tangible equity(3)(5)	(100.96)%	11.68%	9.66%	12.64%	13.20%	11.75%	(27.61)%	12.19%
Return on average common equity	(55.38)%	5.62%	4.48%	5.99%	6.18%	5.48%	(15.46)%	5.64%
Return on average tangible common equity(3)	(117.50)%	12.10%	9.76%	13.25%	13.92%	12.21%	(33.23)%	12.73%

(1) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(2) Net revenue is comprised of net interest income and noninterest income.
(3) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Return used to calculate ratio excludes preferred stock dividend.

First Niagara Financial Group, Inc.
Period End Balance Sheet
(in thousands)

	2014			2013
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Cash and cash equivalents	$ 451,313	$ 557,423	$ 503,070	$ 462,927	$ 558,086	$ 552,210
Investment securities:
Available for sale	6,198,140	6,683,914	7,060,237	7,423,162	7,609,676	7,916,353
Held to maturity	5,351,977	4,834,279	4,467,213	4,042,481	3,841,700	3,856,960
FHLB and FRB common stock	389,870	434,322	437,550	469,217	437,534	429,740
Total investment securities	11,939,987	11,952,515	11,965,000	11,934,860	11,888,910	12,203,053
Loans held for sale	31,245	45,446	34,465	50,137	80,468	118,104
Loans and leases:
Commercial:
Real estate	8,013,622	7,940,977	7,867,724	7,777,903	7,697,407	7,482,375
Business	5,836,235	5,741,684	5,470,177	5,290,392	5,204,672	5,165,606
Total commercial loans	13,849,857	13,682,661	13,337,901	13,068,295	12,902,079	12,647,981
Consumer:
Residential real estate	3,360,805	3,358,347	3,389,071	3,447,997	3,519,233	3,558,274
Home equity	2,886,655	2,835,421	2,767,024	2,752,229	2,706,603	2,670,672
Indirect auto	2,073,843	1,871,688	1,655,489	1,543,983	1,339,449	1,049,763
Credit cards	312,549	311,640	305,663	325,140	311,600	303,455
Other consumer	286,140	286,062	295,692	302,009	310,107	313,037
Total consumer loans	8,919,991	8,663,158	8,412,939	8,371,358	8,186,992	7,895,201
Total loans and leases	22,769,849	22,345,819	21,750,840	21,439,653	21,089,071	20,543,182
Allowance for loan losses	231,353	223,526	215,037	209,274	197,953	183,708
Loans and leases, net	22,538,496	22,122,293	21,535,803	21,230,379	20,891,118	20,359,474
Bank owned life insurance	423,376	420,230	417,031	415,205	413,555	410,182
Goodwill and other intangibles	1,723,437	2,528,481	2,535,271	2,542,783	2,549,931	2,557,560
Other assets	1,124,145	998,364	999,804	992,071	958,473	949,144
Total assets	$ 38,231,999	$ 38,624,752	$ 37,990,444	$ 37,628,362	$ 37,340,541	$ 37,149,727

Deposits:
Savings accounts	$ 3,458,661	$ 3,626,750	$ 3,664,765	$ 3,666,759	$ 3,695,221	$ 3,878,053
Interest-bearing checking	5,055,458	4,743,684	4,929,302	4,743,829	4,637,807	4,499,963
Money market deposits	9,894,346	9,834,344	10,106,569	9,739,539	9,905,341	10,013,996
Noninterest-bearing deposits	5,308,736	5,284,037	5,101,681	4,865,873	4,968,501	4,845,835
Certificates of deposit	3,952,879	3,955,754	3,795,438	3,649,257	3,762,132	3,911,989
Total deposits	27,670,080	27,444,569	27,597,755	26,665,257	26,969,002	27,149,836

Short-term borrowings	4,928,762	4,890,343	4,137,496	4,822,222	4,169,416	3,698,279
Long-term borrowings	733,684	733,337	733,384	733,883	732,547	732,598
Other liabilities	543,813	477,685	495,590	413,647	531,379	666,270
Total liabilities	33,876,339	33,545,934	32,964,225	32,635,009	32,402,344	32,246,983
Preferred stockholders' equity	338,002	338,002	338,002	338,002	338,002	338,002
Common stockholders' equity	4,017,658	4,740,816	4,688,217	4,655,351	4,600,195	4,564,742
Total stockholders' equity	4,355,660	5,078,818	5,026,219	4,993,353	4,938,197	4,902,744
Total liabilities and stockholders' equity	$ 38,231,999	$ 38,624,752	$ 37,990,444	$ 37,628,362	$ 37,340,541	$ 37,149,727

Selected balance sheet information:
Total interest-earning assets(1)	$ 34,720,650	$ 34,305,451	$ 33,684,828	$ 33,396,058	$ 33,039,023	$ 32,906,363
Total interest-bearing liabilities	28,023,790	27,784,211	27,366,955	27,355,489	26,902,465	26,734,878
Net interest-earning assets	$ 6,696,860	$ 6,521,240	$ 6,317,873	$ 6,040,569	$ 6,136,558	$ 6,171,485

Tangible common equity(2)	$ 2,294,221	$ 2,212,335	$ 2,152,946	$ 2,112,568	$ 2,050,264	$ 2,007,182
Unrealized gain on available for sale securities, net of tax(3)	56,142	86,244	72,579	63,930	76,686	83,898

Total core deposits	$ 23,717,201	$ 23,488,815	$ 23,802,317	$ 23,016,000	$ 23,206,870	$ 23,237,847

Originated loans(4)	$ 18,841,896	$ 18,196,302	$ 17,388,542	$ 16,922,161	$ 16,211,505	$ 15,102,336
Acquired loans(5)	4,028,091	4,254,750	4,475,593	4,642,775	5,006,753	5,581,651
Credit related discount on acquired loans(6)	(100,138)	(105,233)	(113,295)	(125,283)	(129,187)	(140,805)
Total Loans	$ 22,769,849	$ 22,345,819	$ 21,750,840	$ 21,439,653	$ 21,089,071	$ 20,543,182

(1) Includes interest bearing cash and cash equivalents, investment securities at amortized cost, loans held for sale, and total loans and leases.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Excludes unamortized unrealized gains recorded in accumulated other comprehensive income related to available for sale securities transferred to held to maturity.
(4) Originated loans represent total loans excluding acquired loans.
(5) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(6) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Average Balance Sheet and Related Tax Equivalent Yields & Rates
(in millions)
	For the three months ended									Nine months ended
	September 30, 2014			June 30, 2014			September 30, 2013			September 30, 2014			September 30, 2013
	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields
	Balances		and Rates(1)	Balances		and Rates(1)	Balances		and Rates(1)	Balances		and Rates(1)	Balances		and Rates(1)(2)
Interest-earning assets:
Loans and leases(2)
Commercial:
Real estate	$ 7,985	$ 74	3.65%	$ 7,899	$ 75	3.77%	$ 7,551	$ 80	4.16%	$ 7,896	$ 226	3.77%	$ 7,370	$ 235	4.21%
Business	5,694	51	3.51	5,564	50	3.56	5,163	48	3.64	5,558	149	3.54	5,092	142	3.68
Total commercial loans	13,679	126	3.59	13,463	125	3.68	12,714	128	3.95	13,454	375	3.68	12,462	377	3.99
Consumer:
Residential real estate	3,351	32	3.77	3,361	32	3.80	3,538	35	3.91	3,376	97	3.82	3,599	107	3.95
Home equity	2,857	29	4.01	2,800	28	4.06	2,683	28	4.17	2,805	85	4.07	2,664	84	4.24
Indirect auto	1,978	14	2.84	1,750	12	2.85	1,207	9	3.09	1,782	38	2.87	950	23	3.17
Credit cards	313	9	11.44	308	9	11.44	309	9	12.02	312	27	11.50	305	25	11.14
Other consumer	287	6	8.54	291	6	8.53	313	7	8.48	292	19	8.57	318	20	8.36
Total consumer loans	8,786	90	4.06	8,510	88	4.13	8,050	88	4.35	8,567	266	4.15	7,836	259	4.42
Total loans and leases	22,465	215	3.80	21,973	213	3.89	20,764	216	4.14	22,020	641	3.89	20,298	636	4.19
Residential MBS	6,405	41	2.56	6,097	41	2.67	5,515	37	2.68	6,067	121	2.65	5,500	104	2.53
Commercial MBS	1,564	13	3.32	1,608	14	3.45	1,810	17	3.68	1,623	41	3.35	1,868	51	3.63
Other investment securities (3)	3,854	39	4.06	4,159	38	3.69	4,620	40	3.47	4,131	117	3.76	4,758	119	3.34
Total securities, at amortized cost	11,824	93	3.15	11,864	93	3.13	11,945	94	3.14	11,821	278	3.14	12,126	274	3.02
Money market and other investments	86	1	2.76	165	1	1.27	157	1	2.27	125	2	1.74	189	2	1.74
Total interest-earning assets	34,375	$ 309	3.57%	34,002	$ 307	3.62%	32,866	$ 311	3.75%	33,966	$ 920	3.62%	32,613	$ 913	3.74%
Goodwill and other intangibles	2,518			2,532			2,554			2,529			2,575
Other noninterest-earning assets	1,698			1,678			1,673			1,691			1,774

Total assets	$ 38,591			$ 38,212			$ 37,093			$ 38,187			$ 36,962

Interest-bearing liabilities:
Deposits
Savings accounts	$ 3,552	$ 1	0.09%	$ 3,654	$ 1	0.09%	$ 3,793	$ 1	0.09%	$ 3,612	$ 2	0.09%	$ 3,861	$ 3	0.10%
Interest-bearing checking	4,821	--	0.03	4,820	--	0.03	4,483	--	0.04	4,792	1	0.03	4,456	1	0.04
Money market deposits	9,882	6	0.23	9,971	5	0.22	9,959	5	0.20	9,913	16	0.22	10,257	16	0.21
Certificates of deposit	3,969	7	0.67	3,971	7	0.66	3,824	7	0.69	3,864	20	0.68	3,935	20	0.67
Total interest bearing deposits	22,225	14	0.24%	22,416	13	0.24%	22,059	13	0.23%	22,182	39	0.24%	22,509	40	0.24%
Borrowings
Short-term borrowings	4,737	5	0.43%	4,410	5	0.43%	4,014	4	0.41%	4,596	15	0.43%	3,570	11	0.41%
Long-term borrowings	733	12	6.56	733	12	6.62	733	12	6.55	733	36	6.62	732	36	6.63
Total borrowings	5,470	17	1.25	5,143	17	1.31	4,747	16	1.36	5,330	51	1.28	4,302	47	1.46
Total interest-bearing liabilities	27,695	$ 31	0.44%	27,559	$ 30	0.44%	26,806	$ 29	0.43%	27,511	$ 90	0.44%	26,811	$ 87	0.44%
Noninterest-bearing deposits	5,260			5,077			4,787			5,068			4,657
Other noninterest-bearing liabilities	536			511			567			540			534
Total liabilities	33,491			33,147			32,160			33,120			32,002
Total stockholders' equity	5,100			5,065			4,933			5,067			4,960
Total liabilities and stockholders' equity	$ 38,591			$ 38,212			$ 37,093			$ 38,187			$ 36,962

Net interest income (FTE)		$ 278			$ 277			$ 282			$ 830			$ 826
Taxable Equivalent Adjustment(1)		5			5			4			14			13

Total core deposits	$ 23,515	$ 7	0.12%	$ 23,522	$ 6	0.11%	$ 23,022	$ 6	0.11%	$ 23,386	$ 19	0.11%	$ 23,231	$ 20	0.12%
Total transactional deposits	10,081	--	0.01%	9,897	--	0.01%	9,270	--	0.02%	9,860	1	0.02%	9,113	1	0.02%
Total deposits	27,484	14	0.20%	27,493	13	0.19%	26,846	13	0.19%	27,250	39	0.19%	27,166	40	0.20%

Tax equivalent net interest rate spread(2)			3.13%			3.18%			3.32%			3.18%			3.30%
Tax equivalent net interest rate margin(2)			3.21%			3.26%			3.40%			3.27%			3.39%

(1) Tax equivalent interest income is calculated using a 35% tax rate.
(2) Includes nonaccrual loans.
(3) Includes debt securities, collateralized loan obligations, asset-backed securities, FHLB and FRB common stock, and other investment securities.

First Niagara Financial Group, Inc.
Allowance for Loans and Lease Losses & Asset Quality
(in thousands)
	2014			2013			Nine months ended
	Third	Second	First	Fourth	Third	Second	September 30,	September 30,
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	2014	2013
Beginning balance	$ 223,526	$ 215,037	$ 209,274	$ 197,953	$ 183,708	$ 172,002	$ 209,274	$ 162,522
Net loan (charge-offs) recoveries:
Commercial real estate	$ (2,259)	$ (4,885)	$ 905	$ (5,764)	$ 1,013	$ (2,817)	$ (6,239)	$ (3,925)
Commercial business	(3,148)	(1,795)	(9,138)	(6,382)	(9,694)	(7,175)	(14,081)	(21,771)
Residential real estate	(102)	(352)	(174)	(168)	(137)	(291)	(628)	(855)
Home equity	(1,131)	(1,294)	(3,045)	(1,528)	(322)	(905)	(5,470)	(1,840)
Indirect auto	(1,621)	(1,455)	(2,086)	(1,215)	(692)	(552)	(5,162)	(1,496)
Credit cards	(2,726)	(2,930)	(3,044)	(3,082)	(1,300)	(194)	(8,700)	(1,698)
Other consumer	(1,986)	(1,200)	(2,055)	(2,140)	(1,823)	(1,160)	(5,241)	(4,784)
Total net loan charge-offs	$ (12,973)	$ (13,911)	$ (18,637)	$ (20,279)	$ (12,955)	$ (13,094)	$ (45,521)	$ (36,369)
Provision for loan losses	20,800	22,400	24,400	31,600	27,200	24,800	67,600	71,800
Ending balance	$ 231,353	$ 223,526	$ 215,037	$ 209,274	$ 197,953	$ 183,708	$ 231,353	$ 197,953

Supplemental information
Allowance to loans	1.02%	1.00%	0.99%	0.98%	0.94%	0.89%	1.02%	0.94%
Allowance for originated loans to originated loans(1)	1.20%	1.21%	1.21%	1.21%	1.20%	1.21%	1.20%	1.20%

Net charge-offs (recoveries) to average loans (annualized)
Commercial real estate	0.11%	0.25%	(0.05)%	0.30%	(0.05)%	0.15%	0.11%	0.07%
Commercial business	0.22%	0.13%	0.68%	0.49%	0.75%	0.56%	0.34%	0.57%
Total commercial loans	0.16%	0.20%	0.25%	0.38%	0.27%	0.32%	0.20%	0.27%
Residential real estate	0.01%	0.04%	0.02%	0.02%	0.02%	0.03%	0.02%	0.03%
Home equity	0.16%	0.18%	0.44%	0.22%	0.05%	0.14%	0.26%	0.09%
Indirect auto	0.33%	0.33%	0.52%	0.33%	0.23%	0.23%	0.39%	0.21%
Credit cards	3.49%	3.80%	3.88%	3.93%	1.68%	0.26%	3.72%	0.74%
Other consumer	2.77%	1.65%	2.74%	2.79%	2.01%	0.88%	2.39%	2.01%
Total consumer loans	0.35%	0.34%	0.50%	0.40%	0.22%	0.16%	0.39%	0.18%
Total loans	0.23%	0.25%	0.34%	0.38%	0.25%	0.26%	0.28%	0.24%

Net charge-offs (recoveries) of originated loans to average originated loans (annualized)(1)
Commercial real estate	0.13%	0.29%	(0.11)%	0.24%	(0.07)%	0.14%	0.11%	0.05%
Commercial business	0.24%	0.14%	0.73%	0.53%	0.83%	0.64%	0.36%	0.64%
Total commercial loans	0.18%	0.22%	0.26%	0.37%	0.33%	0.36%	0.22%	0.32%
Residential real estate	0.02%	0.07%	0.04%	0.04%	0.03%	0.07%	0.04%	0.06%
Home equity	0.17%	0.16%	0.21%	0.29%	0.09%	0.26%	0.18%	0.18%
Indirect auto	0.33%	0.33%	0.52%	0.33%	0.23%	0.23%	0.39%	0.21%
Credit cards	3.49%	3.80%	3.88%	3.93%	1.68%	0.26%	3.72%	0.81%
Other consumer	2.77%	1.65%	2.74%	2.80%	2.59%	1.91%	2.39%	2.33%
Total consumer loans	0.45%	0.45%	0.57%	0.56%	0.33%	0.27%	0.49%	0.29%
Total loans	0.27%	0.30%	0.36%	0.43%	0.33%	0.33%	0.31%	0.31%

Nonperforming loans:
Originated(1):
Commercial real estate	$ 57,340	$ 55,945	$ 41,296	$ 53,395	$ 51,302	$ 59,624	$ 57,340	$ 51,302
Commercial business	36,939	32,861	35,335	42,013	35,854	44,658	36,938	35,854
Residential real estate	36,113	33,870	32,736	31,478	31,312	29,667	36,113	31,312
Home equity	23,392	19,429	19,516	18,426	15,709	14,601	23,392	15,709
Indirect auto	11,890	9,821	7,943	6,274	5,129	3,276	11,890	5,129
Other consumer	5,134	5,037	5,216	5,838	5,538	2,818	5,134	5,538
Total originated nonperforming loans	170,808	156,963	142,042	157,424	144,844	154,644	170,807	144,844
Total acquired nonperforming loans(2)	28,611	32,488	30,617	30,088	30,388	27,556	28,611	30,388
Total nonperforming loans	199,419	189,451	172,659	187,512	175,232	182,200	199,418	175,232
Real estate owned	20,261	24,270	25,466	24,788	24,262	8,144	20,261	24,262
Total nonperforming assets	$ 219,680	$ 213,721	$ 198,125	$ 212,300	$ 199,494	$ 190,344	$ 219,679	$ 199,494

Accruing troubled debt restructurings (TDR)	$ 69,199	$ 80,214	$ 56,038	$ 52,263	$ 69,877	$ 69,892	$ 69,199	$ 69,877
Loans 90 days past due still accruing(3)	108,615	112,718	119,134	113,212	136,248	167,560	108,615	136,248
Total classified loans(4)	649,320	661,699	667,327	663,700	648,235	701,104	649,320	648,235
Total criticized loans(5)	$ 1,089,851	$ 1,072,133	$ 1,075,523	$ 985,019	$ 977,798	$ 1,012,305	$ 1,089,851	$ 977,798

Total nonperforming loans to loans	0.88%	0.85%	0.79%	0.87%	0.83%	0.89%	0.88%	0.83%
Total nonperforming originated loans to originated loans(1)	0.91%	0.86%	0.82%	0.93%	0.89%	1.02%	0.91%	0.89%
Total nonperforming assets to loans and real estate owned	0.96%	0.96%	0.91%	0.99%	0.94%	0.93%	0.96%	0.94%
Total nonperforming assets to assets	0.57%	0.55%	0.52%	0.56%	0.53%	0.51%	0.57%	0.53%
Allowance to nonperforming loans	116.0%	118.0%	124.5%	111.6%	113.0%	100.8%	116.0%	113.0%

Originated loans(1)	$ 18,841,896	$ 18,196,302	$ 17,388,542	$ 16,922,161	$ 16,211,505	$ 15,102,336	$ 18,841,896	$ 16,211,505
Acquired loans(6)	4,028,091	4,254,750	4,475,593	4,642,775	5,006,753	5,581,651	4,028,091	5,006,753
Credit related discount on acquired loans(7)	(100,138)	(105,233)	(113,295)	(125,283)	(129,187)	(140,805)	(100,138)	(129,187)
Total Loans	$ 22,769,849	$ 22,345,819	$ 21,750,840	$ 21,439,653	$ 21,089,071	$ 20,543,182	$ 22,769,849	$ 21,089,071

(1) Originated loans represent total loans excluding acquired loans.
(2) Nonperforming acquired loans include certain lines of credit that are considered nonaccruing.
(3) Includes acquired loans that were originally recorded at fair value upon acquisition, credit card loans, and loans that have matured which are in the process of collection.
(4) Includes consumer loans, which are considered classified when they are 90 days or more past due. Classified loans include substandard, doubtful, and loss, which are consistent with regulatory definitions, and as described in Item 1, "Business", under the heading "Asset Quality Review" in our Annual Report on 10-K for the year ended December 31, 2013.
(5) Criticized loans includes consumer loans when they are 90 days or more past due. Criticized loans include special mention, substandard, doubtful, and loss.
(6) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(7) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Key Statistics
(Risk weighted assets in millions; share counts in thousands)

	2014			2013
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
First Niagara Financial Group, Inc. capital ratios(1):
Tier 1 risk based capital	9.52%	9.57%	9.62%	9.56%	9.45%	9.41%
Tier 1 common capital(2)	7.89%	7.92%	7.92%	7.86%	7.72%	7.65%
Total risk based capital	11.49%	11.53%	11.60%	11.53%	11.40%	11.35%
Leverage	7.16%	7.33%	7.28%	7.26%	7.14%	7.01%
Equity to assets	11.39%	13.15%	13.23%	13.27%	13.22%	13.20%
Tangible common equity to tangible assets(2)	6.28%	6.13%	6.07%	6.02%	5.89%	5.80%
Total risk weighted assets	$ 27,647	$ 27,314	$ 26,639	$ 26,412	$ 26,078	$ 25,564

First Niagara Bank, N.A capital ratios(1):
Tier 1 risk based capital	10.12%	10.18%	10.22%	10.15%	10.08%	10.08%
Total risk based capital	11.01%	11.05%	11.08%	10.99%	10.89%	10.85%
Leverage	7.61%	7.79%	7.74%	7.70%	7.61%	7.50%
Total risk weighted assets	$ 27,605	$ 27,273	$ 26,597	$ 26,365	$ 26,037	$ 25,520

Number of branches	411	411	411	421	422	422
Full time equivalent employees	5,768	5,874	5,750	5,807	5,788	5,779

Share information and per share metrics:
Common shares outstanding	355,423	355,483	354,127	353,941	353,973	353,932
Preferred shares outstanding	14,000	14,000	14,000	14,000	14,000	14,000
Treasury shares	10,579	10,519	11,875	12,061	12,029	12,070
Market price (NASDAQ: FNFG):	$ 8.33	$ 8.74	$ 9.45	$ 10.62	$ 10.37	$ 10.07
Book value per common share(3)	11.46	13.53	13.40	13.31	13.15	13.06
Tangible book value per common share(2)(3)	6.55	6.31	6.15	6.04	5.86	5.74
Price/Book	72.69%	64.60%	70.52%	79.79%	78.86%	77.11%
Price/Tangible book(2)	127.18%	138.51%	153.66%	175.83%	176.96%	175.44%
Common stock dividends	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.08
Preferred stock dividends	0.54	0.54	0.54	0.54	0.54	0.54
Dividend payout ratio	N/M	42.11%	53.33%	40.00%	40.00%	44.44%
Dividend yield (annualized)	3.81%	3.67%	3.43%	2.99%	3.06%	3.19%

N/M Not meaningful
(1) Represents an estimate as of September 30, 2014. All preceding quarters represent actual amounts.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Share count excludes unallocated ESOP shares and unvested restricted stock shares.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation
(in thousands, except per share amounts)

	2014			2013			Nine months ended
	Third	Second	First	Fourth	Third	Second	September 30,	September 30,
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	2014	2013
Financial ratios computed on an operating basis(1):
Earnings per basic share	$ 0.18	$ 0.19	$ 0.17	$ 0.20	$ 0.20	$ 0.18	$ 0.54	$ 0.55
Earnings per diluted share	0.18	0.19	0.17	0.20	0.20	0.18	0.54	0.55
Weighted average shares outstanding - basic(2)	350,381	350,229	349,906	349,718	349,653	349,542	350,174	349,492
Weighted average shares outstanding - diluted(2)	351,898	351,541	351,408	350,699	350,896	350,384	351,570	350,368
Noninterest income as a percentage of net revenue(3)	21.62%	22.93%	22.08%	24.17%	24.78%	26.18%	22.21%	25.36%
Pre-tax, pre-provision income	99,210	108,554	109,091	142,442	137,769	129,819	316,855	385,364
Pre-tax, pre-provision income per diluted share	0.28	0.31	0.31	0.41	0.39	0.37	0.90	1.10
Pre-tax, pre-provision return on average assets	1.02%	1.14%	1.17%	1.51%	1.47%	1.41%	1.11%	1.39%
Net interest margin(4)	3.21%	3.26%	3.33%	3.41%	3.40%	3.36%	3.27%	3.39%
Interest yield on average loans(4)	3.80%	3.89%	3.98%	4.04%	4.14%	4.19%	3.89%	4.19%
Rate paid on interest-bearing liabilities	0.44%	0.44%	0.44%	0.43%	0.43%	0.43%	0.44%	0.44%
Efficiency ratio	71.55%	69.22%	68.60%	61.46%	62.66%	64.43%	69.79%	64.63%
Effective tax rate	9.1%	14.0%	19.6%	29.7%	28.2%	32.0%	14.4%	30.3%
Return on average assets	0.73%	0.77%	0.73%	0.82%	0.85%	0.77%	0.74%	0.79%
Return on average equity	5.51%	5.84%	5.46%	6.18%	6.37%	5.72%	5.61%	5.86%
Return on average tangible equity(5)	10.89%	11.68%	11.02%	12.64%	13.20%	11.75%	11.19%	12.19%
Return on average common equity	5.28%	5.62%	5.20%	5.99%	6.18%	5.48%	5.37%	5.64%
Return on average tangible common equity(6)	11.19%	12.10%	11.33%	13.25%	13.92%	12.21%	11.54%	12.73%

Reconciliation of noninterest expense on operating basis to reported noninterest expense(1):
Total noninterest expense on operating basis (Non-GAAP)	$ 249,461	$ 244,115	$ 238,380	$ 227,148	$ 231,193	$ 235,170	$ 731,956	$ 704,029
Restructuring charges	2,364	--	10,356	--	--	--	12,720	--
Goodwill impairment	800,000	--	--	--	--	--	800,000	--
Deposit account remediation	45,000	--	--	--	--	--	45,000	--
Total reported noninterest expense (GAAP)	$ 1,096,825	$ 244,115	$ 248,736	$ 227,148	$ 231,193	$ 235,170	$ 1,589,676	$ 704,029

Reconciliation of net operating income to net income(1):
Net operating income (Non-GAAP)	$ 70,875	$ 73,785	$ 67,789	$ 77,690	$ 79,143	$ 71,134	$ 212,449	$ 217,562
Nonoperating income and expenses, net of tax:
Restructuring charges	1,557	--	8,345	--	--	--	9,902	--
Goodwill impairment	697,319	--	--	--	--	--	697,319	--
Deposit account remediation	29,233	--	--	--	--	--	29,233	--
Total nonoperating expenses, net of tax	728,109	--	8,345	--	--	--	736,454	--
Net income (loss) (GAAP)	$ (657,234)	$ 73,785	$ 59,444	$ 77,690	$ 79,143	$ 71,134	$ (524,005)	$ 217,562

Reconciliation of net operating income available to common stockholders to net income available to common stockholders(1):
Net operating income available to common stockholders (Non-GAAP)	$ 63,328	$ 66,238	$ 60,242	$ 70,143	$ 71,596	$ 63,587	$ 189,808	$ 194,921
Nonoperating income and expenses, net of tax:
Restructuring charges	1,557	--	8,345	--	--	--	9,902	--
Goodwill impairment	697,319	--	--	--	--	--	697,319	--
Deposit account remediation	29,233	--	--	--	--	--	29,233	--
Total nonoperating income and expenses, net of tax	728,109	--	8,345	--	--	--	736,454	--
Net income (loss) available to common stockholders (GAAP)	$ (664,781)	$ 66,238	$ 51,897	$ 70,143	$ 71,596	$ 63,587	$ (546,646)	$ 194,921

Computation of pre-tax,pre-provision income:
Net interest income	$ 273,279	$ 271,812	$ 270,747	$ 280,278	$ 277,540	$ 269,443	$ 815,838	$ 813,113
Noninterest income	75,392	80,857	76,724	89,312	91,422	95,546	232,973	276,280
Noninterest expense	(1,096,825)	(244,115)	(248,736)	(227,148)	(231,193)	(235,170)	(1,589,676)	(704,029)
Pre-tax, pre-provision income (loss) (GAAP)	(748,154)	108,554	98,735	142,442	137,769	129,819	(540,865)	385,364
Add back: non-operating noninterest expenses (1)	847,364	--	10,356	--	--	--	857,720	--
Pre-tax, pre-provision income (Non-GAAP)(1)	$ 99,210	$ 108,554	$ 109,091	$ 142,442	$ 137,769	$ 129,819	$ 316,855	$ 385,364

(1) Noninterest expense on an operating basis, net operating income, and pre-tax, pre-provision income on an operating basis are non-GAAP measures that we believe provide meaningful comparisons of our underlying operational performance and facilitates investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe exclusion of these nonoperating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(3) Net revenue is comprised of net interest income and noninterest income.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Tangible equity is a non-GAAP measure and excludes goodwill and other intangibles.
(6) Tangible common equity is a non-GAAP measure and excludes goodwill and other intangibles as well as preferred stock.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation (Cont.)
(in thousands, except per share amounts)

	2014			2013			Nine months ended
	Third	Second	First	Fourth	Third	Second	September 30,	September 30,
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	2014	2013
Computation of Ending Tangible Assets:
Total assets	$ 38,231,999	$ 38,624,752	$ 37,990,444	$ 37,628,362	$ 37,340,541	$ 37,149,727	$ 38,231,999	$ 37,340,541
Less: Goodwill and other intangibles	(1,723,437)	(2,528,481)	(2,535,271)	(2,542,783)	(2,549,931)	(2,557,560)	(1,723,437)	(2,549,931)
Tangible assets	$ 36,508,562	$ 36,096,271	$ 35,455,173	$ 35,085,579	$ 34,790,610	$ 34,592,167	$ 36,508,562	$ 34,790,610

Computation of Average Tangible Assets:
Total assets	$ 38,591,116	$ 38,211,808	$ 38,211,808	$ 37,378,780	$ 37,093,236	$ 36,982,893	$ 38,186,687	$ 36,962,164
Less: Goodwill and other intangibles	(2,517,841)	(2,531,612)	(2,531,612)	(2,546,031)	(2,553,647)	(2,561,507)	(2,529,371)	(2,574,650)
Tangible assets	$ 36,073,275	$ 35,680,196	$ 35,680,196	$ 34,832,749	$ 34,539,589	$ 34,421,386	$ 35,657,316	$ 34,387,514

Computation of Ending Tangible Equity:
Total stockholders' equity	$ 4,355,660	$ 5,078,818	$ 5,026,219	$ 4,993,353	$ 4,938,197	$ 4,902,744	$ 4,355,660	$ 4,938,197
Less: Goodwill and other intangibles	(1,723,437)	(2,528,481)	(2,535,271)	(2,542,783)	(2,549,931)	(2,557,560)	(1,723,437)	(2,549,931)
Tangible equity	$ 2,632,223	$ 2,550,337	$ 2,490,948	$ 2,450,570	$ 2,388,266	$ 2,345,184	$ 2,632,223	$ 2,388,266

Computation of Ending Tangible Common Equity:
Total stockholders' equity	$ 4,355,660	$ 5,078,818	$ 5,026,219	$ 4,993,353	$ 4,938,197	$ 4,902,744	$ 4,355,660	$ 4,938,197
Less: Goodwill and other intangibles	(1,723,437)	(2,528,481)	(2,535,271)	(2,542,783)	(2,549,931)	(2,557,560)	(1,723,437)	(2,549,931)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tangible common equity	$ 2,294,221	$ 2,212,335	$ 2,152,946	$ 2,112,568	$ 2,050,264	$ 2,007,182	$ 2,294,221	$ 2,050,264

Computation of Average Tangible Equity:
Total stockholders' equity	$ 5,100,494	$ 5,065,008	$ 5,034,093	$ 4,984,003	$ 4,932,949	$ 4,989,006	$ 5,066,774	$ 4,960,026
Less: Goodwill and other intangibles	(2,517,841)	(2,531,612)	(2,538,891)	(2,546,031)	(2,553,647)	(2,561,507)	(2,529,371)	(2,574,650)
Tangible equity	$ 2,582,653	$ 2,533,396	$ 2,495,202	$ 2,437,972	$ 2,379,302	$ 2,427,499	$ 2,537,403	$ 2,385,376

Computation of Average Tangible Common Equity:
Total stockholders' equity	$ 5,100,494	$ 5,065,008	$ 5,034,093	$ 4,984,003	$ 4,932,949	$ 4,989,006	$ 5,066,774	$ 4,960,026
Less: Goodwill and other intangibles	(2,517,841)	(2,531,612)	(2,538,891)	(2,546,031)	(2,553,647)	(2,561,507)	(2,529,371)	(2,574,650)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tangible common equity	$ 2,244,651	$ 2,195,394	$ 2,157,200	$ 2,099,970	$ 2,041,300	$ 2,089,497	$ 2,199,401	$ 2,047,374

Computation of Tier 1 Common Capital:
Tier 1 capital	$ 2,632,177	$ 2,613,584	$ 2,562,261	$ 2,525,656	$ 2,464,801	$ 2,406,473	$ 2,632,177	$ 2,464,801
Less: Qualifying restricted core capital elements	(113,556)	(113,330)	(113,107)	(112,886)	(112,667)	(112,449)	(113,556)	(112,667)
Less: Perpetual non-cumulative preferred stock	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tier 1 common capital (Non-GAAP)	$ 2,180,619	$ 2,162,252	$ 2,111,152	$ 2,074,768	$ 2,014,132	$ 1,956,022	$ 2,180,619	$ 2,014,132
CONTACT: First Niagara Contacts

         Investors:
         Ram Shankar
         Senior Vice President, Investor Relations
         (716) 270-8623
         ram.shankar@fnfg.com

         News Media:
         David Lanzillo
         Senior Vice President, Corporate Communications
         (716) 819-5780
         david.lanzillo@fnfg.com